AMENDED REVOLVING CREDIT ARRANGEMENT

This AGREEMENT (the" Agreement") is entered into on the Effective Date, between Specialty Contractors, Inc., a Texas limited liability company ("Borrower"), having its place of business at 1541 E Interstate 30, Suite 140, Rockwall, Texas 75087, and GCG Ventures (“Lender").

RECITALS
WHEREAS, Lender is the extender of a Line of Credit on behalf of Borrower;

WHEREAS, from time to time Lender advances/loans funds to or on behalf of Borrower;

WHEREAS, Borrower desires to establish a One Hundred Thousand Dollar ($100,000.00) revolving credit arrangement ("RCA") to provide working capital for the Borrower; and

WHEREAS, Lender desires conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1. DEFINITIONS

The following terms as used in this Agreement shall have the following meanings:
(a) BORROWER. Specialty Contractors, Inc., a Texas Corporation.
(b) CLOSING DATE. Original closing date: November 30, 2009; revised closing date: June 1, 2010.
(c) DUE DATE. Principal and any accrued interest is due May 31, 2012.
(c) COLLATERAL. 100% of the receivables owned by Specialty Contractors, Inc. or its affiliates.
(d) EVENT OF DEFAULT. Shall have the meaning set forth in Article 13 of this and Agreement.
(f) GUARANTOR: Charles Bartlett.
(g) INDEBTEDNESS. The total amount of the funds advanced by Lender to Borrower or on behalf of Borrower, at any one time pursuant to this Agreement, together with all other sums due and owing by Borrower to Lender resulting from debts, obligations, or liabilities of any kind, including all interest, renewals and extensions.
h) INTEREST RATE. The rate of interest on all funds advanced shall be 5% per annum, compounded monthly.
(i) LENDER. GCG Ventures.
(j) PLEDGOR: Specialty Contractors, Inc.

ARTICLE 2.

2.01. Subject to and upon the terms and conditions of this Agreement, Lender agrees to advance at Lenders discretion pursuant to the terms and conditions herein and Borrower agrees to borrow, in several advances, an aggregate amount that does not exceed One Hundred Thousand Dollars ($100,000.00) RCA to provide general working capital for the Borrower (the "RCA Note").

ARTICLE 3. FEES

3.01. Costs, Fees, and Expenses. Borrower shall pay to Lender any and all fees, including attorney's fees, costs, and expenses reasonably incurred by Lender in connection with the perfection of any liens on the Collateral.

ARTICLE 4. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF BORROWER

4.01. Borrower represents, warrants, covenants, and agrees as follows:
(a) that the Security interest of the Lender in the Borrower's collateral (the "Collateral") will at all times from the initial advance of funds under this Agreement, until full payment of the indebtedness, be a first lien on collateral, and
(b) that if Borrower is a corporation, limited partnership, or limited liability company, it is in existence and, if applicable, in good standing, and the execution and performance of this Agreement has been properly authorized by the Board of Directors, general partners, or other officers or as required by the enabling documents that create and/or govern the Borrower.

ARTICLE 5. REPRESENTATIONS, WARRANTIES,
AND COVENANTS OF PLEDGOR OF COLLATERAL

5.01. Pledgor and Borrower represent, warrant, covenant, and agree that they have good and marketable fee simple ownership to the Collateral.

ARTICLE 6. FEES

6.01. Borrower shall pay to Lender any and all fees, including attorney's fees, costs, and expenses reasonably incurred by Lender in connection with the perfection of any Liens on the Collateral.

ARTICLE 7

7.01. Prior to funding, Borrower shall execute and/or deliver to Lender the following documents:

Indemnity and Affidavit as to Debts and Liens on the Collateral;
Certificate of Existence from the Texas Secretary of State and Certificate of Good Standing from the Texas Comptroller of Public Accounts for Specialty Contractors, Inc.;
Certificate of Corporate Resolution for Borrower;
A certificate executed by Borrower that no litigation or proceedings are pending or threatened that could affect the validity or priority of the lien on the Collateral or that could materially affect Borrower's ability to perform under this RCA.

ARTICLE 8. RESERVES AND DEPOSITS

8.01. Disbursement of Reserves. So long as Borrower is not in default under this Agreement, Lender shall, in sole discretion of Lender, disburse the Reserves on request by Borrower;
8.02. No Interest Payable on Reserves. No interest shall accrue on any sums remaining as Reserves. Once any sum held in reserve is paid out in any manner described in Paragraph 8.01, above, that sum will be deemed a disbursement of loan proceeds and subject to accrual of interest.
8.03. Lenders Adjustment of Amount of Reserve. Lender may, in its sole discretion, adjust the amount of Reserves from time to time as circumstances may require.

ARTICLE 9. ADVANCES

9.01. Disbursements may be made from time to time as requested by Borrower.

ARTICLE 10. BORROWER'S AGREEMENTS

10.01. Borrower further agrees that:
(a) BOOKS AND RECORDS. Borrower shall keep accurate and proper books and records and shall at all reasonable hours allow Lender or its representative to examine those books and records and all contracts and bills relating to the Property.
(b) PERSONAL PROPERTY. All of the Collateral property shall be kept free and clear of all chattel mortgages, conditional vendors' liens, and all liens, encumbrances, and security interests whatsoever other than those securing the Loan; and Borrower shall be the absolute owner of all Collateral property.
(c) Borrower's default under this Agreement, Borrower shall pay Lender's reasonable attorney's fees in connection with enforcement of this Agreement. Borrower's payment of any attorney's fees under this Paragraph shall be in addition to any of Lender's reasonable attorney's fees paid by Borrower under other provisions of this Agreement.

ARTICLE 11. ASSIGNMENTS

11.01. Lender's Right to Assign. Lender may assign, negotiate, pledge, or otherwise hypothecate this Agreement or any of its rights and security, including the RCA. Borrower shall accord full recognition to any assignment made under these terms, and agrees that all rights and remedies of Lender in connection with the interest assigned shall be enforceable against Borrower by the assignee bank with the same force and effect and to the same extent as would have been available to Lender but for such assignment.
11.02. Prohibition of Assignments bv Borrower. Borrower shall not assign or attempt to assign its rights under this Agreement without Lender's consent. If Borrower is a corporation or partnership, Borrower shall not suffer or permit the interest of any of its shareholders or partners to be assigned, pledged, transferred, hypothecated, or otherwise disposed of until the provisions of this Agreement have been fully complied with.

ARTICLE 12.

12.01. The occurrence of anyone or more of the following shall constitute an "Event of Default" as the term is used in this Agreement:
(a)	Any monetary default on the part of the Borrower on this Agreement, and the continuation of same for ten (10) days after receipt by Borrower of written notice of any such default.
(a)
(b)	Any other failure of Borrower to observe or perform any of the conditions required under this Agreement that continues for a period of thirty (30) days after written notice of failure from Lender.
(c)	The occurrence of any Event of Default under this Agreement applicable to this transaction.
(d)	Any of the following transactions or attempted transactions undertaken by Borrower:
i.	The assignment or attempted assignment by Borrower of its rights under this Agreement; or
ii.
If Borrower is a corporation other than a corporate trustee, or a partnership, the assignment, pledge, transfer, hypothecation, or other disposition of any shares of stock or partnership interest of Borrower.

ARTICLE 13. DEFAULTS BY BORROWER

13.01 The occurrence of any condition that would for any reason disable or prevent Borrower from complying with the terms and provisions of this Agreement within the time and in the manner required and which has not been cured or corrected prior to the expiration of the applicable grace, notice or cure periods.
The existence of any collusion or bad faith by or with the acquiescence of Borrower with any third party relating to the securing of the Agreement or in the securing of any advance of loan proceeds.

ARTICLE 14. MISCELLANEOUS PROVISIONS

14.01. Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas and the laws of the United States of America applicable to transactions in that state, and all obligations of the parties created under this Agreement are performable in Rockwall County, Texas.
14.02. Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, executors, administrators, legal representatives, successors, and assigns, except as otherwise expressly provided within the Agreement.
14.03. Legal Construction. In case anyone or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the Agreement, and the Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been a part of it.
14.04. Prior Agreements Superseded. This Agreement constitutes the sole and only agreement of the parties to it and supersedes any prior understandings or written or oral agreements between the parties respecting this subject matter.
14.05. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other litigation expenses from the other party. The amount of fees recoverable under this paragraph may be set by the court in the trial of the underlying action or may be enforced in a separate action brought for that purpose, and any fees recovered shall be in addition to any other relief that may be awarded.
14.06. Loan/Advances. The loan(s)/advances made under this Agreement is made in reliance on the representations of the Borrower and all supporting documents and schedules.
14.07. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party to this Agreement, his or her heirs, executors, administrators,  legal representatives, successors, or assigns by reason of a failure to perform any of the obligations under this Agreement. Therefore, if a party to this Agreement, his or her heirs, executors, administrators, legal representatives, successors, or assigns shall institute any action or proceeding to enforce the provisions of this Agreement, any person against whom such action or proceedings is brought agrees that specific performance may be sought and obtained for any breach of this Agreement.
14.08. Counterparts-One Agreement. This Agreement and all other copies of this Agreement, insofar as they relate to the rights, duties, and remedies of the parties, shall be deemed to be one agreement. This Agreement may be executed concurrently in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14.09. Notice. Unless otherwise provided within this Agreement, any notice, tender, or delivery to be given under this Agreement by either party to the other may be effected by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received as of the date of actual receipt.
14.10. Modification. This Agreement may not be changed, terminated, or modified orally or in any manner other than by an agreement in writing signed by all of the parties to this Agreement.
14.11. Agreement Final. This written loan agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

14.12. Oral Agreements. There are  no unwritten oral agreements between the parties.
14.13. Gender. Words of any gender used in this Agreement shall be construed to include any other gender, and words in the singular number shall be held to include the plural, and visa versa, unless the context requires otherwise.

ARTICLE 15. EFFECTIVE DATE

15.01. The effective date of this Amended Agreement shall be June 1, 2010.

GCG Ventures	Specialty Contractors, Inc.
Lender	Borrower

/s/ A Smith______________________________	/s/ Charles Bartlett______________________________
By: A. Smith	By: Charles Bartlett